EXHIBIT 99.1

Addendum

This addendum is made on 18 October 2017, to the Strategic Alliance Agreement (the “Agreement”) dated September 5, 2017, by and between Bravatek Solutions, Inc., a corporation organized under the laws of the State of Colorado, with an address at 2028 E. Ben White Blvd., Unit #240-2835, Austin, Texas, 78741 ("Bravatek"), and DarkPulse Technology Holdings, Inc., a corporation organized under the laws of New York, with an address at 11 E 80th Street, New York, New York, 10075 (“DarkPulse").

Whereas, DarkPulse is a corporation engaged in the business of manufacturing hardware and software, based on their patented BOTDA, and Bravatek is a corporation which has technical expertise in security-related software, tools and systems/services to support, deploy and test its current and potential customers’ most critical initiatives.

Whereas, the parties desired to enter into a business relationship which designated Bravatek as the project based business partnership channel for governmental and non- governmental departments / agencies / units for the purpose of promoting DarkPulse’s relevant capabilities, products and/or service solutions.

Whereas, the parties mutually agreed to enter into a strategic alliance pursuant to the Agreement, and the Agreement originally stated as follows in Paragraph 3 section a:

3) Obligations of the Parties

a. Develop a joint strategy for developing new product/services/capabilities to mutually benefit both parties;

Whereas, the parties now desire to modify the terms of the Agreement and their strategic alliance, on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, including the covenants herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Bravatek has successfully introduced DarkPulse to strategic partners to help DarkPulse develop new products and services, increase manufacturing capabilities and having provided assistance to DarkPulse in obtaining additional market capabilities.

2. DarkPulse hereby grants Bravatek finder’s fee compensation of 20% of project revenue for the project identified as the “Five Deployments Eurasian Mining Project.”

3. Bravatek shall receive 10% of project revenue related to the Agency Agreement between DarkPulse and a third party Indian entity whereby DarkPulse’s products will be sold and distributed within the O&G industry throughout India.

4. Bravatek shall receive 10% compensation re lated to a second Agency Agreement between a third party UK entity whereby said entity will represent and sell DarkPulse’s products and services and act as distr ibution partner throughout the India Subcontinent (Pakistan, Bangladesh, Nepal, Sr i Lanka & Bhutan), all of Middle East including GCC countr ies, U.A.E, Kuwait, Saudi Arabia, Oman, Bahrain, Qatar, and African continent in the O&G industry.

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5. As a result of these recent agreements, DarkPulse anticipates its sales could potentially be between $1.5-$2B.

6. All remaining terms of the Agreement not in conflict with the terms herein shall be considered ratified, confirmed and effective.

This Addendum shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

DARKPULSE TECHNOLOGY HOLDINGS, INC.:

/s/ Dennis O’Leary
Name:	Dennis O’Leary
Title:	President
Date:	October 19, 2017

B RAVATEK SOLUTIONS, INC.:

/s/ Thomas A. Cellucci
Name:	Thomas A. Cellucci
Title:	CEO
Date:	October 19, 2017

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